EXHIBIT 99.2

Alsbridge Holdings, Inc. and Subsidiaries

Independent Auditor’s Report and Consolidated Financial Statements

December 31, 2015, 2014 and 2013

Alsbridge Holdings, Inc. and Subsidiaries

December 31, 2015, 2014 and 2013

Independent Auditor’s Report

Board of Directors

Alsbridge Holdings, Inc.

Dallas, Texas

We have audited the accompanying consolidated financial statements of Alsbridge Holdings, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2015, 2014 and 2013, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alsbridge Holdings, Inc. and its subsidiaries as of December 31, 2015, 2014, and 2013, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Dallas, Texas

November 28, 2016

Alsbridge Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2015, 2014 and 2013

Assets

	2015	2014	2013

Current Assets
Cash and cash equivalents Accounts receivable	$2,647,976	$3,470,725	$3,876,985
Trade, net	11,270,412	10,358,410	10,036,921
Other	238,518	79,840	7,969,743
Unbilled revenue	10,122,820	7,897,071	1,957,718
Income tax receivable	—	—	88,361
Prepaid expenses	1,185,842	674,611	642,656
Deferred tax asset	1,884,087	3,293,293	2,761,840

Total current assets	27,349,655	25,773,950	27,334,224

Property and Equipment, Net	3,157,215	1,049,845	212,089

Other Assets
Goodwill	39,208,790	39,116,164	39,116,164
Intangible assets, net	2,210,503	3,033,363	3,997,263
Deferred tax asset	—	244,222	1,279,617
Deferred financing costs	53,682	69,599	24,000
Other assets	251,955	190,426	41,518

Total assets	$72,231,800	$69,477,569	$72,004,875

See Notes to Consolidated Financial Statements

Alsbridge Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets (Continued)

December 31, 2015, 2014 and 2013

Liabilities and Shareholders’  Equity

	2015	2014	2013

Current Liabilities
Notes payable, current portion	$3,230,043	$3,136,156	$3,000,000
Accounts payable	639,065	199,350	505,607
Accrued expenses	7,908,331	10,583,000	9,177,553
Unearned revenue	2,506,430	4,150,754	3,116,770
Capital lease obligations, current portion	349,446	110,755	40,883
Earnout payable, current portion	—	—	1,686,526
Income taxes payable	877,205	1,083,141	234,964

Total current liabilities	15,510,520	19,263,156	17,762,303

Line of Credit	2,000,000	1,050,000	3,680,780
Notes Payable, Less Current Portion	7,577,439	10,976,546	9,750,000
Shareholder Note Payable	—	—	5,000,000
Capital Lease Obligations, Less Current Portion	300,651	84,860	33,012
Deferred Tax Liability	311,553	—	—
Deferred Rent	558,207	—	—
Other Long-term Liabilities	5,163	16,772	153,104

Total liabilities	26,263,533	31,391,334	36,379,199

Shareholders’ Equity
Common stock - $0.001 par value, 1,215,000 shares authorized, 111,587 shares issued and outstanding	112	112	112
Preferred stock - $0.001 par value, 965,000 shares authorized, 724,853, 697,596, 797,057 Series A shares issued and outstanding; liquidation preference of $36,039,691 at December 31, 2015, and 500 Series B shares issued and outstanding; liquidation preference of $500,000 at December 31, 2015	36,596,557	35,184,624	39,629,689
Additional paid-in capital	4,990,954	4,920,421	111,474
Retained earnings (accumulated deficit)	4,667,858	(1,893,267)	(4,013,886)
Accumulated other comprehensive loss	(287,214)	(125,655)	(101,713)

Total shareholders’ equity	45,968,267	38,086,235	35,625,676

Total liabilities and shareholders’ equity	$72,231,800	$69,477,569	$72,004,875

See Notes to Consolidated Financial Statements

Alsbridge Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income (Loss)

Years Ended December 31, 2015, 2014 and 2013

	2015	2014	2013
Revenues
Consulting revenue	$63,839,658	$48,160,455	$33,493,766
Other fees	2,781,302	4,324,614	2,318,672
Reimbursed expenses	3,246,906	2,636,736	1,702,524

Total revenues	69,867,866	55,121,805	37,514,962

Cost of Revenues	25,385,857	21,307,682	14,351,386
Gross Profit	44,482,009	33,814,123	23,163,576
Operating Expenses
Selling, general and administrative	32,729,533	28,384,830	26,624,659
Operating Income (Loss)	11,752,476	5,429,293	(3,461,083)
Other Expense
Interest expense	(854,672)	(1,487,238)	(2,076,919)
Income (Loss) Before Income Taxes	10,897,804	3,942,055	(5,538,002)
Provision for Income Taxes	(4,336,679)	(1,821,436)	1,524,116
Net Income (Loss)	6,561,125	2,120,619	(4,013,886)
Other Comprehensive Income (Loss)
Foreign currency translation income (loss)	(173,168)	(60,273)	(48,609)
Change in fair value of interest rate swap agreement	11,609	36,331	(53,104)
	(161,559)	(23,942)	(101,713)
Comprehensive Income (Loss)	$6,399,566	$2,096,677	$(4,115,599)

See Notes to Consolidated Financial Statements

Alsbridge Holdings, Inc. and Subsidiaries

Statements of Changes in Shareholders’ Equity

Years Ended December 31, 2015, 2014 and 2013

								Retained	Accumulated
							Additional	Earnings	Other
	Common Stock		Preferred Series A Stock		Preferred Series B Stock		Paid-in	(Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit)	Loss	Total

Balance, January 1, 2013	116,434	$116	793,568	$39,456,201	—	$—	$116,317	$—	$—	$39,572,634

Repurchase of common stock for cash	(41,358)	(41)	—	—	—	—	(41,317)	—	—	(41,358)
Issuance of common stock for cash	36,511	37	—	—	—	—	36,474	—	—	36,511
Issuance of preferred stock for cash	—	—	3,489	173,488	—	—	—	—	—	173,488
Net loss	—	—	—	—	—	—	—	(4,013,886)	—	(4,013,886)
Foreign currency translation loss	—	—	—	—	—	—	—	—	(48,609)	(48,609)
Change in fair value of interest rate swap agreement	—	—	—	—	—	—	—	—	(53,104)	(53,104)

Balance, December 31, 2013	111,587	112	797,057	39,629,689	—	—	111,474	(4,013,886)	(101,713)	35,625,676

Redemption of Series A and issuance of Series B preferred stock in connection with settlement transaction	—	—	(288,642)	(14,351,281)	500	500,000	4,808,947	—	—	(9,042,334)
Conversion of shareholder debt to equity	—	—	119,988	5,965,931	—	—		—	—	5,965,931
Contribution of capital from shareholder	—	—	40,225	2,000,000	—	—	—	—	—	2,000,000
Issuance of preferred stock for cash	—	—	28,968	1,440,285	—	—	—	—	—	1,440,285
Net loss (income)	—	—	—	—	—	—	—	2,120,619	—	2,120,619
Foreign currency translation loss	—	—	—	—	—	—	—	—	(60,273)	(60,273)
Change in fair value of interest rate swap agreement	—	—	—	—	—	—	—	—	36,331	36,331

Balance, December 31, 2014	111,587	112	697,596	34,684,624	500	500,000	4,920,421	(1,893,267)	(125,655)	38,086,235

Issuance of preferred stock for cash	—	—	27,257	1,411,933	—	—	—	—	—	1,411,933
Net income	—	—	—	—	—	—	—	6,561,125	—	6,561,125
Stock based compensation							70,533	—		70,533
Foreign currency translation loss	—	—	—	—	—	—	—	—	(173,168)	(173,168)
Change in fair value of interest rate swap agreement	—	—	—	—	—	—	—	—	11,609	11,609

Balance, December 31, 2015	111,587	$112	724,853	$36,096,557	500	$500,000	$4,990,954	$4,667,858	$(287,214)	$45,968,267

See Notes to Consolidated Financial Statements

Alsbridge Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows
Years Ended December 31, 2015, 2014 and 2013

	2015	2014	2013
Operating Activities
Net income (loss)	$6,561,125	$2,120,619	$(4,013,886)
Items not requiring cash
Depreciation and amortization	1,296,046	1,107,082	2,539,779
Stock based compensation	70,533	—	—
Amortization of deferred financing costs	15,917	12,486	6,000
Deferred income tax expense	1,964,981	503,942	(1,813,670)

Changes net of acquisition
Accounts receivable	161,067	(339,461)	2,553,628
Unbilled revenue	(2,145,521)	(5,939,353)	1,442,981
Prepaid expenses	(486,524)	(31,955)	(338,162)
Accounts payable	320,589	(696,257)	(832,326)
Accrued expenses	(3,037,929)	2,271,379	(1,995,285)
Other assets	101,326	(148,908)	24,434
Unearned revenue	(1,644,324)	1,320,324	2,079,269
Deferred rent	163,497	—	—
Income taxes payable/receivable	(402,333)	936,538	1,566,094

Net cash provided by operating activities	2,938,450	1,116,436	1,218,856

Investing Activities
Issuance of preferred stock for cash	—	2,000,000	173,488
Cash payment in connection with settlement transaction	—	(2,000,000)	—
Cash received in connection with settlement transaction	—	1,000,000	—
Issuance of preferred stock for cash	1,411,933	1,440,285	—
Repurchase of common stock	—	—	(41,358)
Proceeds from issuance of common stock	—	—	36,511
Payment for purchase of Source, net of cash acquired	(935,206)	—	—
Purchases of property and equipment	(1,486,160)	(836,819)	(110,596)

Net cash (used in) provided by investing activities	(1,009,433)	1,603,466	58,045

Financing Activities
Payments on capital lease obligations	(223,378)	(53,200)	(45,393)
Earnout amount paid for purchase of business	—	(1,686,526)	(1,621,999)
Proceeds from line of credit	14,500,000	5,800,000	6,000,000
Payments on line of credit	(13,550,000)	(4,000,000)	(2,319,220)
Payments on notes payable	(3,582,250)	(3,068,078)	(2,250,000)
Payments of financing fees	—	(58,085)	(30,000)
Borrowings under notes payable	277,030	—	—
Borrowings under shareholder note payable	—	—	1,000,000

Net cash (used in) provided by financing activities	(2,578,598)	(3,065,889)	733,388

Effects of Exchange Rate Changes on Cash	(173,168)	(60,273)	(48,609)

Net Increase (Decrease) in Cash and Cash Equivalents	(822,749)	(406,260)	1,961,680

Cash and Cash Equivalents, Beginning of Year	3,470,725	3,876,985	1,915,305

Cash and Cash Equivalents, End of Year	$2,647,976	$3,470,725	$3,876,985

See Notes to Consolidated Financial Statements

Alsbridge Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Continued)
Years Ended December 31, 2015, 2014 and 2013

	2015	2014	2013
Supplemental Disclosure of Cash Flow Information
Interest paid	$813,983	$1,056,901	$1,243,534
Income taxes paid (net of refunds)	2,617,984	347,950	(1,336,687)

Noncash financing and investing activities
Property and equipment acquired through capital leases	677,860	174,920	42,002
Conversion of shareholder notes and accrued interest to equity	—	5,965,808	—
Landlord incentive received and capitalized into property and equipment	394,710	—	—
Receivable and other net assets exchanged in connection with settlement transactions	8,000,000	—	—

The Company purchased all of the equity interests of Source for $1,595,942. In conjunction with the acquisition, liabilities were assumed as follows:

Fair value of assets acquired	$2,274,725
Cash paid for the equity interests	1,595,942

Liability assumed	$678,783

See Notes to Consolidated Financial Statements

Alsbridge Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015, 2014 and 2013

Note 1:                                    Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Alsbridge Holdings, Inc. (Alsbridge) and its wholly owned subsidiaries (collectively, the Company) provide consulting services aimed to assist customers to outsource various functions in their organization, such as IT, human resources and technology call centers. The Company also offers other solutions such as benchmarking, insourcing, program management, robotic process automation, network cost optimization and transformation services and shared services related to the IT function to improve efficiency within customers’ businesses.

During 2012, the Company completed a reorganization among, Alsbridge Holdings, Inc., Alsbridge, Inc., Alsbridge Merger Sub, Inc. (newly formed), LLR Equity Partners III, L.P. and LLR Equity Partners Parallel III, L.P., which resulted in the purchase of Alsbridge, Inc. by Alsbridge Holdings, Inc. Effective at the time of the reorganization, all the prior issued and outstanding shares of common stock and preferred stock of Alsbridge, Inc. were cancelled and cash payments were made to the prior stockholders and option holders as consideration. Subsequent to the reorganization, Alsbridge Holdings, Inc. became the parent of Alsbridge, Inc. Simultaneous with the merger, the Company was authorized to issue new shares of common stock, whereby LLR Equity Partners III, L.P. and LLR Equity Partners Parallel III, L.P. (collectively, LLR) through its ownership of Alsbridge Holdings, Inc., acquired all 100 shares of newly authorized common stock of Alsbridge, Inc. In connection with this transaction LLR Equity Partners III, L.P., LLR Equity Partners Parallel III, L.P., and certain other persons purchased 504,926 shares of Alsbridge Holdings, Inc. Series A Preferred Stock and 75,074 shares of Alsbridge Holdings, Inc. common stock (of these shares, 4,926 shares of Alsbridge Holdings, Inc. Series A Preferred Stock and all 75,074 shares of common stock are restricted shares subject to Restricted Stock Agreements), and John Benjamin Trowbridge contributed 10,000,000 shares of the Company’s prior common stock and 3,001,221 shares of the Company’s existing Series A Preferred Stock to Alsbridge Holdings, Inc. in exchange for 288,642 shares of Alsbridge Holdings, Inc. Series A Preferred Stock and 41,358 existing shares of common stock. LLR also provided the Company a credit facility under which up to a maximum of $10,000,000 may be borrowed (see Note 11). The Company accounted for the purchase of Alsbridge, Inc. under the acquisition method of accounting whereby the purchase price was allocated to assets acquired and liabilities assumed based on their estimated fair value at the date of the acquisition.

On April 30, 2014, the Company reached a settlement with Alsbridge, Inc.’s former shareholders with respect to their disputes relating to the Company’s Agreement and Plan of Merger, dated December 31, 2012, and in furtherance thereof, entered into settlement agreements and mutual release of claims with the Company’s former shareholders. In connection with the settlement transaction, one of the sellers contributed back to the Company Series A Preferred Stock with an estimated fair value of approximately $14,300,000 and issued $500,000 of Series B Preferred Stock to the seller.  Additionally, one of the sellers contributed $1,000,000 in cash, and Alsbridge paid $2,000,000 in cash to one of the sellers. In connection with the settlement, all amounts due under the purchase agreement, totaling approximately $7,800,000, were settled in full. The Company also reaffirmed its intention to pay $550,000 accrued bonuses in quarterly amounts through December 2015.

Alsbridge Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015, 2014 and 2013

On April 30, 2014, in connection with the settlement discussed above, the Company transferred 100% of the membership interests in its subsidiary, Outsourcing Center, LLC, to one of the former shareholders.  The revenues and operations of this entity were not material to the Company.

The Company accounted for the net impact of this settlement transaction as a redemption of preferred stock.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Alsbridge Holdings, Inc. and its wholly owned subsidiaries, Alsbridge, Inc., Telwares, Inc., Vercuity Solutions, LLC, Thompson Advisory Group, LLC (TAG), Outsourcing Leadership Corp., Alsbridge Ltd (formerly ProBenchmark Ltd), Alsbridge Advisory Private Ltd, ProBenchmark Outsourcing Solutions Private Limited, Alsbridge GmbH, Alsbridge Canada, Inc. and Accomplished Sourcing Limited. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and such estimates could be material.

Cash and Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2015, 2014 and 2013, cash equivalents consisted primarily of money market accounts.

At December 31, 2015, the Company’s U.S cash accounts exceeded federally insured limits by approximately $1,725,000 and the Company’s foreign cash accounts exceeded insured limits by approximately $623,000.

Accounts Receivable and Unbilled Revenue

Accounts receivable, representing amounts due from customers, are generally unsecured and are stated at the amount the Company expects to collect. Interest is generally not charged on overdue receivables. Unbilled revenue represents amounts that have been earned, but have not yet been billed because of contractual terms. The Company estimates an allowance for doubtful accounts based on the credit-worthiness of its customers as well as general economic considerations. Consequently, an adverse change in these factors could affect the Company’s estimate of its bad debts and additional allowances may be required. At December 31, 2015, 2014 and 2013, the allowance for doubtful accounts totaled approximately $3,500, $23,000 and $158,000, respectively.

Alsbridge Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015, 2014 and 2013

Property and Equipment

Property and equipment acquisitions are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property and equipment is calculated on a straight- line basis over the estimated useful lives of the assets. Assets acquired under capital leases are amortized on a straight-line basis over the shorter of the lease term or useful life of the asset. Leasehold improvements are amortized over the lesser of the estimated useful lives of the assets or the remaining term of the related lease.  Estimated useful lives are as follows:

Computer hardware and software	3 – 5 years
Office equipment	5 years
Furniture and fixtures	5 years
Leasehold improvements	5 – 8 years

Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Internal Use Software

The Company capitalizes certain costs associated with software purchased or developed for internal use. The majority of costs incurred are third-party contractor development costs. Internal costs capitalized are limited to the direct time and costs directly associated with the related software. Costs associated with preliminary project stage activities, training, maintenance and all other post implementation stage activities are expensed as incurred. The Company also expenses costs related to upgrades and enhancements, as it is impractical to separate these costs from normal maintenance activities.

Derivatives

Derivatives are recognized as assets and liabilities on the consolidated balance sheets and measured at fair value. For exchange-traded contracts, fair value is based on quoted market prices. For nonexchange traded contracts, fair value is based on dealer quotes, pricing models, discounted cash flow methodologies or similar techniques for which the determination of fair value may require significant management judgment or estimation. Management has determined to account for its hedging instruments as cash flow hedges and accordingly the unrealized gain or loss at period ends is recorded within comprehensive income or loss.

Alsbridge Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015, 2014 and 2013

Goodwill

The excess aggregate purchase price, including assumed liabilities, over the fair value of the net tangible and specifically identifiable intangible assets acquired in a business combination is recorded as goodwill.

Goodwill and indefinite-lived intangibles are evaluated annually for impairment or more frequently if impairment indicators are present. A qualitative assessment is performed to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value of the reporting unit or indefinite-lived intangible asset is less than its carrying amount. If, based on the evaluation, it is determined to be more likely than not that the fair value is less than the carrying value, then the goodwill or indefinite-lived intangible is tested further for impairment. If the implied fair value of goodwill or the fair value of the indefinite-lived intangible is lower than their carrying amounts, an impairment loss is recognized in an amount equal to the difference. Subsequent increases in value are not recognized in the financial statements.

There was no impairment of goodwill during the years ended December 31, 2015, 2014 and 2013.

Intangible Assets

Intangible assets with finite lives are being amortized using either the straight-line or an accelerated basis over the useful life of the asset. Such assets are periodically evaluated as to the recoverability of their carrying values.

The estimated useful lives for each intangible asset classification are as follows:

Noncompete agreements	2 – 3 years
Client list	5 years
Trade names and trademarks	5 – 15 years
Software database	5 years
Service marks	6 years
Online literacy content	5 years

Long-lived Asset Impairment

The Company evaluates the recoverability of the carrying value of long-lived assets whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of the long-lived asset exceeds its fair value.

No asset impairment was recognized during the years ended December 31, 2015, 2014 and 2013.

Alsbridge Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015, 2014 and 2013

Income Taxes

The Company accounts for income taxes in accordance with income tax accounting guidance Accounting Standards Codification 740, Income Taxes.  The income tax accounting guidance results in two components of income tax expense: current and deferred.  Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax basis of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more-likely-than-not that some portion or all of a deferred tax asset will not be realized.

Uncertain tax positions are recognized if it is more-likely-than-not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more-likely-than-not means a likelihood of more than 50%; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more- likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information.  The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to the management’s judgment.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

Deferred Financing Costs

Deferred financing costs represent costs incurred in connection with the issuance of long-term debt. Such costs are amortized over the term of the respective debt using the effective interest method. During the years ended December 31, 2015, 2014, and 2013, amortization expense for deferred financing costs was $16,000, $12,500, and $6,000 respectively.

Alsbridge Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015, 2014 and 2013

Deferred Rent

Certain of the Company’s operating leases for its offices contain free rent periods and contain predetermined fixed increases of the minimum rental rate during the initial lease term. For these leases, the Company recognizes rental expense on a straight-line basis over the minimum lease term and records the difference between the amounts charged to expense and the rent paid as deferred rent. In addition, during 2015 the Company received approximately $394,000 of allowances for leasehold improvements for its U.S. corporate office location. These improvements were recorded as deferred rent and property and equipment. This portion of deferred rent is amortized using the straight line method as an offset to rent expense over the term of the related leases.

Revenue Recognition

The Company recognizes revenue when the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the price to the buyer is fixed or determinable and collectability is reasonably assured.

Revenue resulting from time and materials based consulting contracts is recorded as the labor and material costs are incurred. Revenue resulting from fixed fee consulting contracts is recognized as services are provided, based on estimates of revenue earned to total contract revenue. The estimate of revenue earned to total contract revenue is determined primarily based on labor hours incurred to date as compared to total labor hours expected to be incurred. All known and anticipated losses on contracts are recognized in full when such losses become known. Changes in revenues resulting from changes in estimated hours to complete a contract are recorded in the period when the change in hours become known.

The Company earns a significant portion of its revenue based on negotiating reductions in network costs of companies with the entity’s related service providers and providing other services such as audits of network and communication expenses, and consultation for network architecture. These contracts can be fixed in fees or can be based on the level of savings achieved related to its communications costs. Additionally, these contracts can also have a fixed component and a component that is based on the savings generated by the Company. For these contracts, the Company records the fixed fees using the milestone method of accounting such that revenues are recorded over the period of the delivery of the services. Revenues that are determined based on a percentage of the ultimate level of savings are considered earned and recorded as revenues when the work has been completed, and the savings and resulting revenues can be determined. The Company does not defer any costs incurred related to services which revenues are determined based on the ultimate savings.  The contract periods range from a few months to in excess of a year. These revenues are included within consulting revenue in the accompanying consolidated statements of operations.

Alsbridge Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015, 2014 and 2013

When the Company recognizes revenues in advance of billing, those revenues are recorded as unbilled revenues. When the Company receives cash in advance of completing services or earning revenues, those amounts are recorded as unearned revenues.

Other fee revenues include those earned on subscription agreements, which give customers access to the Company’s benchmarking data. Such revenue is recognized ratably over the subscription period and included in other fees in the accompanying consolidated statements of income.

The Company enters into arrangements for the sale of robotics software licenses and related delivery of consulting services at the same time or within close proximity to one another. Such software related multiple-element arrangements include the sale of software licenses, PCS, and other software related services whereby software license delivery is followed by the subsequent or contemporaneous delivery of the other elements. The Company applies ASC 985-605, Software- Revenue Recognition to account for these arrangements. The PCS services are minimal and accordingly are not accounted for as a separate unit of accounting. Since VSOE of the license sale revenue and other consulting service for the multiple element arrangements is not determinable and because licenses of the customer are one year in length with no other substantive PCS services, the Company records revenue for these arrangements in a straight line manner over the period that the consulting services are delivered. Arrangements that involve only consulting services where the licenses were purchased from another vender are recognized similar to time and material or fixed price consulting services described above.

The Company records reimbursed expenses as revenues and records the related costs within cost of revenues.

The Company enters into arrangements that at times provide for multiple elements/deliverables. Because each deliverable has standalone value, each deliverable is treated as a separate element of account for determining appropriate revenue recognition timing. Revenue on each unit of account is recognized when that unit of account is delivered to the customer. For these arrangements, management estimates the revenues to be allocated to each separate deliverable based on the relative costs (typically based on the hours and rate per hour) to complete each deliverable. Separate deliverables are recorded as revenue when all applicable revenue recognition criteria have been met.

Share-based Compensation

The Company grants Alsbridge Holdings, Inc. common stock options to certain of its employees.

The Company applies the fair value recognition provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 718, Share-Based Payment, which requires the Company to recognize compensation costs for all share-based payments based on their grant date fair value. Share-based compensation is recognized on a straight-line basis over the requisite service period of the award, generally four to five years.

Alsbridge Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015, 2014 and 2013

The fair value of certain share-based awards is estimated using the Black-Scholes model. Significant judgment is required in the determination of inputs into the Black-Scholes model. Inherent in this model are various assumptions: estimated fair value, expected stock-price volatility, forfeiture rate, expected option life, risk-free interest rate and dividend yield. While the risk-free interest rate and dividend yield are less subjective assumptions, typically based on factual data, the fair value of common stock, the expected stock-price volatility, forfeiture rate and option life assumptions require a greater level of judgment.

Historically, the Company has not and does not anticipate distributing dividends to common stockholders and accordingly the Company uses a 0% dividend yield assumption for all Black- Scholes option pricing calculations. The Company uses comparable public entity stock-price volatilities in establishing an estimate for the volatility of its common stock price.

With regard to the weighted-average option life assumption, the Company uses the simplified method which is based on the vesting period and legal term of the option. The amount of stock- based compensation expense is net of an estimated forfeiture rate, which is also based on historical employee turnover information.

Foreign Currency Translation

The assets and liabilities of the Company’s United Kingdom, Canada, Germany and India subsidiaries are denominated in their respective local currency. Their functional currencies are translated into U.S. dollars using rates of exchange at each balance sheet date. Revenue and expenses are translated at weighted-average rates of exchange in effect during the period earned. The cumulative effect resulting from such translation is recorded as accumulated other comprehensive income (loss).

Comprehensive Income (Loss)

Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes foreign currency translation adjustments and the change in fair value of the interest rate swap agreement.

Note 2:                                    Share-based Compensation

In June 2013, the Company’s board of directors approved the adoption of a stock option plan (Plan) which authorized the grant of options and issuance of shares to eligible employees to purchase Alsbridge Holdings, Inc. common stock. The option plan is administered by the board of directors, who determine the number of shares for which options will be granted, the effective date of the grant, the option price and the vesting schedule. The contractual term of the options is 10 years. The exercise price for the options is generally established at an amount that approximates the fair value of the Alsbridge, Holdings Inc. common stock. The options generally vest over a five-year term.

Alsbridge Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015, 2014 and 2013

The options granted in 2013 had minimal value as of their issuance date. Accordingly, no compensation expense was recognized related to stock options during the year ended December 31, 2013. During 2015 and 2014, options granted to employees were estimated to have a fair value of $244,000 and $160,000, respectively. The value was determined using the Black- Scholes valuation model with the following weighted-average assumptions for 2015 and 2014: no dividend payments expected; expected option lives of 7.5 and 6.5 years, volatility of 49.6% and 63.5%; and a risk-free interest rate of 1.86% and 2.11%, respectively.  Compensation expense recorded for the years ended December 31, 2015 and 2014, for these options was $70,533 and $0, respectively.

The remaining stock based compensation expense to be recorded as of December 31, 2015, is approximately $265,000 and that cost is expected to be recognized over a remaining weighted average vesting period of approximately 3 years.

The Board may terminate the Plan without shareholder approval or ratification at any time. Unless terminated sooner, the Plan will terminate in December 2016. The Board may also amend the Plan, provided that no amendment will be effective without approval of the Company’s shareholders if shareholder approval is required to satisfy any applicable statutory or regulatory requirements.

If an award expires or terminates unexercised or is forfeited to the Company, or shares covered by an award are used to fully or partially pay the exercise price of an option granted under the Plan or shares are retained by the Company to satisfy tax withholding obligations in connection with an option exercise or the vesting of another award, those shares will become available for further awards under the Plan.

At December 31, 2015, there are 261,698 options outstanding under the Plan and 80,387 options available for future grants.

Alsbridge Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015, 2014 and 2013

A summary of option activity under the Plan, which includes options issued with the sale of preferred stock and standalone options issued to employees, as of and for the years ended December 31, 2013, 2014, and 2015, is presented below:

		Weighted-
	Number	Average
	of Options	Exercise
	Outstanding	Price

Balance, January 1, 2013	—	$—

Granted	74,800	1.00
Forfeited/cancelled	(10,000)	1.00

Balance, December 31, 2013	64,800	1.00

Granted	121,346	1.00
Forfeited/cancelled	(17,806)	1.00
Balance, December 31, 2014	168,340	1.00
Granted	106,788	2.08
Forfeited/cancelled	(13,430)	1.32
Balance, December 31, 2015	261,698	1.42

Excerisable, December 31, 2015	116,505	1.42

The following table summarizes information about stock options outstanding under the Plan at December 31, 2015:

	Options Outstanding		Options Exercisable
		Weighted-			Weighted-
		Average			Average
		Remaining			Remaining
		Contractual			Contractual
Exercise Prices	Number	Life (Years)	Exercise Prices	Number	Life (Years)

$1.00	160,840	6.15	$1.00	101,766	4.98
2.08	100,858	9.49	2.08	14,739	9.46
	261,698			116,505

Alsbridge Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015, 2014 and 2013

The estimated weighted-average grant date fair value of each share granted under options during the years ended December 31, 2015, 2014 and 2013, was $3.51, $3.50, and $0, respectively.

Options outstanding at December 31, 2015, had a weighted-average remaining contractual life of 7.44 years.

Note 3:                                    Business Acquisition

On April 14, 2015, the Company entered into an agreement with Accomplished Sourcing Limited (Source) to acquire all outstanding equity interests for approximately $1,600,000. Source is a UK based consulting and advisory company. Source provides advisory services similar to those offered by the Company. Approximately $300,000 of the cash used to purchase the business was used from available cash within the business that was acquired. The purchase agreement provides for an additional earn out that could be earned by the sellers based on exceeding a threshold Consolidated EBITDA, as defined in the purchase agreement, of approximately $1.2 million. The earn-out period was from April 1, 2015 through March 31, 2016. Management concluded at the purchase date that it was unlikely that any earn out amount would be earned. No amounts were earned under the earn-out provisions.

The Company incurred approximately $253,000 of third-party acquisition-related costs. The expenses are included in operating expenses in the Company’s consolidated statement of income for the year ended December 31, 2015.

Goodwill of $92,626 arising from the acquisition consists largely of the establishment of an advisory talent presence in the European region. All of this amount is expected to be deductible for income tax reporting purposes.

Alsbridge Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015, 2014 and 2013

The following table summarizes the consideration paid for Source and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date:

Fair Value of Consideration Transferred
Cash	$1,595,942

Recognized Amounts of Identifiable Assets Acquired and Liabilities Assumed
Assets Acquired
Cash	660,736
Prepaid expenses and other current assets	21,826
Accounts receivable	1,231,747
Unbilled accounts receivable	80,228
Property and equipment	22,919
Receivables from related parties	162,855
Deposits	1,788
2,182,099
Liabilities Assumed
Accounts payable	101,958

Accrued expenses	214,031
Income and sales tax payable	362,794
678,783
Total identifiable net assets	1,503,316
Goodwill	$92,626

The fair value of the assets acquired includes receivables with a fair value of $1,231,747, all of which was received in 2015.

Note 4:                                    Related Party Transactions

During 2012, LLR provided the Company a credit facility, originally maturing in 2017, under the terms of which up to a maximum of $10,000,000 could be borrowed. Effective April 30, 2014, the outstanding principal, along with accrued interest totaling $5,965,807, was converted to equity and recorded as a contribution to capital.

The Company was a party to a settlement agreement with a shareholder, as described in Note 1.

Alsbridge Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015, 2014 and 2013

Note 5:                                    Property and Equipment

Property and equipment consists of the following at December 31, 2015, 2014, and 2013:

	2015	2014	2013

Leasehold improvements	$833,586	$57,840	$57,721
Office equipment	1,184,480	725,536	331,525
Furniture and fixtures	540,533	68,793	69,927
Software	1,433,758	340,724	95,502
Construction in progress	168,585	360,630	—
	4,160,942	1,553,523	554,675
Less accumulated depreciation and amortization of property and equipment	(1,003,727)	(503,678)	(342,586)
	$3,157,215	$1,049,845	$212,089

Depreciation and amortization expense of property and equipment totaled $473,186, $173,982, and $110,046 during the years ended December 31, 2015, 2014 and 2013, respectively.

Capital Lease Obligations

The Company leases computer equipment under noncancellable capital leases expiring through March 2018. The following is a schedule of future minimum lease payments (excluding interest) under capital lease obligations at December 31, 2015:

2016	$349,446
2017	256,810
2018	43,841
Minimum lease payments	$650,097

Alsbridge Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015, 2014 and 2013

Note 6:                                    Intangible Assets and Goodwill

The carrying basis and accumulated amortization of recognized intangible assets were as follows:

	2015
	Gross Carrying Amount	Accumulated Amortization	Net
Trademarks and trade names	$2,072,000	$(616,954)	$1,455,046
Client list	2,400,000	(2,100,000)	300,000
Noncompete agreements	408,000	(408,000)	—
Software database	734,000	(456,707)	277,293
Service marks	371,000	(192,836)	178,164
	$5,985,000	$(3,774,497)	$2,210,503

	2014
	Gross
	Carrying Amount	Accumulated Amortization	Net
Trademarks and trade names	$2,072,000	$(424,087)	$1,647,913
Client list	2,400,000	(1,800,000)	600,000
Noncompete agreements	408,000	(287,107)	120,893
Software database	734,000	(309,907)	424,093
Service marks	371,000	(130,536)	240,464
	$5,985,000	$(2,951,637)	$3,033,363

	2013
	Gross
	Carrying Amount	Accumulated Amortization	Net
Trademarks and trade names	$1,872,000	$(223,454)	$1,648,546
Client list	2,400,000	(1,200,000)	1,200,000
Noncompete agreements	408,000	(151,107)	256,893
Online literacy content	43,000	(24,367)	18,633
Software database	734,000	(163,107)	570,893
Service marks	371,000	(68,702)	302,298
	$5,828,000	$(1,830,737)	$3,997,263

Alsbridge Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015, 2014 and 2013

The changes in the amounts of goodwill for the years ended December 31, 2015, 2014 and 2013 were:

	2015	2014	2013
Goodwill	$39,116,164	$39,116,164	$39,116,164
Goodwill addition during year	92,626	—	—
	$39,208,790	$39,116,164	$39,116,164

During 2015, the gross amount of goodwill increased by $92,626 related to the acquisition of Source as described in Note 3.  Amortization expense of intangible assets totaled approximately $823,000, $964,000 and $2,430,000, respectively, for the years ended December 31, 2015, 2014 and 2013.

Future Amortization of Intangible Assets

Estimated future amortization expense of intangible assets for the years ending after December 31, 2015, is as follows:

2016	$552,234
2017	453,439
2018	254,831
2019	126,667
2020	126,667
Thereafter	696,665
Total	$2,210,503

The weighted-average remaining amortizable life of intangible assets at December 31, 2015, is approximately 7.6 years.

Note 7:                                    Accrued Expenses

Accrued expenses consist of the following at December 31, 2015, 2014, and 2013:

	2015	2014	2013
Accrued bonuses	$3,225,719	$6,416,982	$4,952,543
Accrued payroll costs	3,449,119	3,012,453	2,458,911
Accrued commissions	588,050	208,937	713,359
Other accrued expenses	645,443	944,628	1,052,740
	$7,908,331	$10,583,000	$9,177,553

Alsbridge Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015, 2014 and 2013

Note 8:                                    Income Taxes

The Company’s provision for income taxes for the years ended December 31, 2015, 2014 and 2013, is as follows:

	2015	2014	2013
Current income tax expense	$2,371,698	$1,317,494	$289,554
Deferred income tax expense	1,964,981	503,942	(1,813,670)
Income tax expense	$4,336,679	$1,821,436	$(1,524,116)

The Company’s income tax expense for the years ended December 31, 2015, 2014 and 2013, differed from the statutory federal rate of 34% as follows:

	2015	2014	2013
Statutory rate applied to income (loss) before income taxes	$3,705,253	$1,340,299	$(1,882,921)
Amounts not deductible for income tax purposes	126,857	148,143	366,991
State and foreign income taxes	451,431	187,902	(120,765)
Other	(167,789)	(68,883)	112,579
Valuation allowance	220,927	213,975	—
Income tax expense	$4,336,679	$1,821,436	$(1,524,116)

Significant components of the Company’s deferred tax assets and liabilities at December 31, 2015, 2014 and 2013, are as follows:

	2015	2014	2013
Transaction costs	$114,772	$124,519	$134,266
Federal net operating loss	—	149,498	1,120,688
State net operating loss	—	—	53,189
Foreign net operating loss and tax credits	434,902	222,049	47,742
Property and equipment	(595,500)	(122,276)	(32,236)
Intangible assets	82,473	66,714	(72,504)
Accrued bonus and commissions	912,487	1,657,339	1,457,443
Revenue earned under completed contract method for income tax reporting purposes	1,158,800	1,781,091	1,483,193
Prepaid expenses	(238,100)	(180,443)	(178,796)
Other	137,602	52,999	28,472
Net deferred tax asset	2,007,436	3,751,490	4,041,457
Less valuation allowance	(434,902)	(213,975)	—
Net deferred tax asset	$1,572,534	$3,537,515	$4,041,457

Alsbridge Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015, 2014 and 2013

At December 31, 2015, the Company has no federal net operating loss carry forward. Additionally, the Company has foreign net operating losses most of which pertain to Germany and the United Kingdom.  Those net operating losses have a valuation allowance of $434,902 recorded against them since the probability of generating taxable income in those respective jurisdictions to use these net operating losses cannot be determined at this point. These operating losses, which total approximately $1,700,000, can be carried forward indefinitely. The valuation allowance during the years ended December 31, 2015, 2014 and 2013, changed by $220,927, $213,975 and $0, respectively.

Note 9:                                    Operating Lease Arrangements

The Company leases equipment and its office space under noncancellable operating leases expiring through 2022. The following is a schedule of future minimum lease payments at December 31, 2015:

Year Ended December 31,
2016	$358,949
2017	399,509
2018	388,064
2019	371,685
2020	374,152
Thereafter	667,718
Total minimum lease payments	$2,560,077

Rent expense for the years ended December 31, 2015, 2014, and 2013, totaled $594,482, $369,399, and $300,654, respectively.

Note 10:                             Employee Retirement Savings Plan

The Company sponsors a retirement savings plan for all of its employees who meet certain age and service requirements, as defined.  Participants may make voluntary contributions to the Plan and the Company may make a matching contribution up to the first 6% of the participants’ salary deferral. Company contributions made to the Plan during the years ended December 31, 2015, 2014, and 2013 totaled $572,816, $441,022 and $382,946 respectively.

Alsbridge Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015, 2014 and 2013

Note 11:                             Line of Credit

In November 2012, the Company entered into a credit facility with a bank that includes both a revolving credit and term notes (see Note 12) to provide funds for acquisition purposes and working capital. The Company amended this credit facility on June 9, 2014, and again on December 15, 2015. The amended facility currently expires on June 30, 2019. The credit facility allows the Company to borrow a maximum of $8,000,000 under the revolving credit and $15,680,780 with the term notes during the duration of the agreement. Borrowings under the revolving credit bear interest, at the Company’s election, at a rate per annum equal to: (a) the base rate plus the applicable margin or (b) LIBOR plus the applicable margin.  Base rate is the higher of (i) the prime rate and (ii) the sum of the federal funds rate plus 0.5%. The applicable margin for the base rate advances is 1.75%, and the applicable margin for LIBOR rate advances is 4.5%.

The outstanding balance of this line of credit was $2,000,000, $1,050,000, and $3,680,780, respectively, at December 31, 2015, 2014, and 2013. This line of credit is collateralized by substantially all the assets of the Company and is subject to various financial and other covenants. The interest rate at December 31, 2015, was 5.25%. The revolving credit facility matures in May 2017, and is due at that time and therefore, the line of credit is classified as a noncurrent liability in the accompanying consolidated balance sheets.

Note 12:                             Notes Payable Including Subordinated Shareholder Note Payable

On November 19, 2012, the Company entered into a term loan with a bank to provide funds for acquisitions and working capital. The term note was payable with quarterly principal payments totaling $750,000 plus interest.  On June 9, 2014, the Company amended the term loan to provide for $15,680,780 for acquisitions and working capital and is payable with quarterly payments totaling $784,039 plus interest. Borrowings under the term note bear interest, at the Company’s election, at a rate per annum equal to (a) the base rate plus the applicable margin or (b) LIBOR plus the applicable margin. Base rate is the higher of (i) the prime rate and (ii) the sum of the federal funds rate plus 0.5%.  The applicable margin for the base rate borrowing is 2.0%, and the applicable margin for LIBOR rate borrowing is 5.0%. The term note matures in June 2019. The outstanding principal balance associated with this term note totaled $10,551,059, $14,112,702, and $12,750,000 at December 31, 2015, 2014, and 2013, respectively, and the interest rate applicable at December 31, 2015, was 5.19%. The term loan is cross collateralized with the line of credit by substantially all the assets of the Company and is subject to various financial and other covenants.

Effective March 2013, the Company entered into an interest rate swap arrangement in conjunction with outstanding bank debt. This swap effectively converted $15,000,000 of the Company’s variable rate debt to a fixed rate of 6.02%. As permitted by ASC 815, the Company has designated this swap as a cash flow hedge. The objective of this hedge is to manage the variability of cash flows in the interest payments related to a portion of the variable rate debt. The fair value of this swap agreement at December 31, 2015, 2014, and 2013, is a liability of $5,163, $16,772, and $53,104, respectively.  See additional discussion in Note 13.

Alsbridge Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015, 2014 and 2013

On December 31, 2012, the Company completed the reorganization among Alsbridge, Inc., Alsbridge Holdings, Inc., Alsbridge Merger Sub, Inc., LLR Equity Partners III, L.P. and LLR Equity Partners Parallel III, L.P. (see Note 1) LLR provided the Company a credit facility of which up to maximum of $10,000,000 could be borrowed.  As discussed in Note 2, $4,000,000 and $1,000,000 of the principal amount on this note was loaned to the Company at December 31, 2012 and July 2, 2013. Interest on outstanding principal amount on this note accrued at a rate per annum equal to 20% and was scheduled to mature in December 2017. The outstanding principal balance associated with this term note totaled $5,000,000 on December 31, 2013. Effective April 30, 2014, the outstanding principal along with accrued interest totaling $5,965,807 was converted to equity.

During the year ended December 31, 2015, the Company also financed the purchase of automobiles under long-term notes payable.  Total amounts due under these notes payable were $256,423 at December 31, 2015. Future principal maturities for notes payable are as follows at December 31, 2015:

Year Ending December 31,
2016	$3,230,043
2017	3,230,043
2018	3,204,805
2019	1,142,590
$10,807,481

Note 13:                             Interest Rate Swap Agreement

During 2013, as a strategy to maintain acceptable levels of exposure to the risk of changes in future cash flows due to interest rate fluctuations, the Company entered into an interest rate swap agreement for a portion of its floating rate debt.

The agreement provides for the Company to receive interest from the counterparty at a rate of three-month LIBOR plus 5% and to pay interest to the counterparty at a fixed rate of 6.02 % on a notional amount of $10,551,059, $14,112,702, and $12,750,000, at December 31, 2015, 2014, and 2013, respectively. Under the agreement, the Company pays or receives the net interest quarterly, with settlements included in interest expense. The original notional amount of the swap agreement was $15,000,000, which declines as payments are made on the related debt. The swap agreement terminates June 2019, in conjunction with the maturity of the related underlying debt.

Alsbridge Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015, 2014 and 2013

Management has designated the interest rate swap agreement as a cash flow hedging instrument. For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

The table below presents certain information regarding the Company’s interest rate swap agreement designated as a cash flow hedge. The Company did not have any derivative instruments at December 31, 2015, 2014, and 2013, that were not designated as hedging instruments.

	2015	2014	2013
Fair value of interest rate swap agreement included with accrued expenses in the accompanying balance sheets	$5,162	$16,772	$53,104

Note 14:                             Disclosures About Fair Value of Assets and Liabilities

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:

Level 1                        Quoted prices in active markets for identical assets or liabilities

Level 2                        Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3                        Unobservable inputs supported by little or no market activity and are significant to the fair value of the assets or liabilities

Alsbridge Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015, 2014 and 2013

Recurring Measurements

The following table presents the fair value measurements of assets and liabilities recognized in the accompanying balance sheet measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2015, 2014 and 2013:

		Fair Value Measurements Using
		Quoted Prices In
		Active Markets	Significant Other	Significant
		for Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

December 31, 2015
Interest rate swap	$(5,162)	$—	$(5,162)	$—

December 31, 2014
Interest rate swap	$(16,772)	$—	$(16,772)	$—

December 31, 2013
Interest rate swap	$(53,104)	$—	$(53,104)	$—

Interest Rate Swap Agreement

The fair value is estimated using forward-looking interest rate curves and discounted cash flows that are observable or can be corroborated by observable market data and, therefore, are classified within Level 2 of the valuation hierarchy.

Note 15:                             Common and Preferred Stock

Common Stock

Alsbridge, Holdings, Inc. is authorized to issue 1,215,000 shares of common stock, par value $0.001 per share. Each shareholder of common stock is entitled to one vote for each share and vote together as a single class with the holders of all other shares.

Series A Preferred Stock

Alsbridge Holdings, Inc. is also authorized to issue 957,395 Series A preferred shares, par value $0.001 per share.  The Series A preferred stock carries a dividend yield of 10%, cumulative, payable if and when declared by the board of directors, and provides for optional conversions to common stock at the then-fair market value and automatic conversions upon a qualified initial public offering, as defined. No declaration of preferred dividends was made through December 31, 2015.

Alsbridge Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015, 2014 and 2013

•                  Voting Rights — Each holder of shares of preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred stock could be converted immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and will have voting rights and powers equal to the voting rights and powers of the common stock, and will be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company.

•                  Liquidation Rights — Upon any liquidation, dissolution or winding-up of the Company, each holder of Series A Preferred Stock shall be entitled to be paid with respect to each share of Series A Preferred Stock held by such holder, after payment or provision for payment of debts and other liabilities of the Company as well as after the liquidation preference of Series B Preferred Stock an amount equal to the series A stated value ($49.72 per share as adjusted) plus accrued unpaid dividends. After the payment of the full liquidation preference of the all series preferred stock, the assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the common stock and Series A preferred stock on an as-if-converted-to-common stock one-for-one basis immediately prior to the liquidation event.

•                  Conversion Rights — The preferred stock is automatically converted into common stock at the then-applicable conversion rate upon a change by merger, consolidation or other recapitalization. The shareholders have no right to convert any shares unless these events occur.  The issuance date conversion prices of Series A preferred stock have been $1.00 and $2.08 per share. The number of shares of common stock to which a holder of preferred stock shall be entitled upon conversion of shares of a series of preferred stock shall be the product obtained by multiplying the rate in effect for such series of preferred stock by the number of shares of such series of preferred stock being converted.

Series B Preferred Stock

Alsbridge Holdings, Inc. is also authorized to issue 500 series B preferred shares, par value $0.001 per share. During 2014, the Company issued 500 Series B Preferred Stock — Senior Stock shares. The Series B Preferred Stock carries a dividend yield of 5%, cumulative, payable if and when declared by the board of directors, and provides for optional conversions to common stock at the then-fair market value and automatic conversions upon a qualified initial public offering, as defined.  No declaration of preferred dividends was made through December 31, 2015.

•                  Voting Rights — Except as otherwise expressly provided, or required by applicable law, holders of shares of Series B Preferred Stock shall not be entitled to vote with respect to any matters, except with respect to certain matters generally involving Series B Preferred Stock.

•                  Liquidation Rights — Upon any liquidation, dissolution or winding-up of the Company, each holder of Series B Preferred Stock-Senior Stock shall be entitled to be paid with respect to each share of Series B Preferred Stock held by such holder, after payment or provision for payment of debts and other liabilities of the Company and before any amounts are paid to Series A Preferred Stockholders or common stockholders to an amount equal to $1,000 per share.

Alsbridge Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2015, 2014 and 2013

•                  Conversion Rights — The Preferred Stock is automatically converted into common stock upon the consummation of a Qualified Public Offering, as defined. Each holder of a share of Series B Preferred Stock shall upon conversion be entitled to receive the number of shares of common stock equal to the Series B stated value ($1 per share) divided by the qualified public offering price.

Note 16:                             Significant Estimates and Concentrations

General Litigation

The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the financial position, results of operations and cash flows of the Company.

Significant Customers

No individual customer accounted for more than 10% of revenues for the years ended December 31, 2015, 2014, and 2013.  One customer comprised 10%, 12%, and 12% of total accounts receivable at December 31, 2015, 2014, and 2013, respectively.

Foreign Operations

Net assets in the Company’s foreign operations totaled approximately $2,360,000, $273,000, and $550,000 at December 31, 2015, 2014 and 2013, respectively. Revenues for these operations totaled approximately $8,300,000, $1,785,000, and $860,000, for the years ended December 31, 2015, 2014 and 2013, respectively. A substantial portion of the net assets are located in the United Kingdom. Foreign revenues are earned primarily in the United Kingdom with a smaller portion of the revenues being earned in Germany and Canada.

Note 17:                             Subsequent Events

Subsequent events have been evaluated through November 28, 2016, which is the date the consolidated financial statements were available to be issued.